Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of the 28th day of June, 2001, by and between MOTO PHOTO, INC. a Delaware corporation ("Employer"), and LAWRENCE P. DESTRO ("Employee"). This Agreement is based on the following understandings:

a. Employer is the franchisor and operator of retail stores providing one hour photo processing, portraiture, and related imaging services and merchandise. Employer's system (the "System") of franchised and Employer-owned stores has approximately 321 stores in the United States and approximately 36 in Canada.

b. Employer wishes to employ Employee to secure his leadership of Employer in meeting the competitive and other pressures facing Employer and its franchisees.

c. Employer and Employee desire to enter into an employment agreement upon the terms and conditions set forth in this Agreement.

The parties agree as follows:

1. Term. The term of this Agreement ("the Term") shall be from July 1, 2001 through December 31, 2002, unless this Agreement is sooner terminated in accordance with Section 11 of this Agreement. Commencing January 1, 2002, the Term shall be extended so that it shall always be for a period of one (1) year until and unless either party gives the other party a one-year notice to terminate Employee's employment under this Agreement or Employee's employment is sooner terminated in accordance with Section 11 of this Agreement. For example, on February 15, 2002, the Term of this Agreement shall be for one (1) year through February 14, 2003.

2. Duties. Employer employs Employee as Chief Executive Officer, and Employee accepts such employment upon the terms and conditions specified in this Agreement. As Chief Executive Officer, Employee will report to the Board of Directors of Employer. He shall have the following duties:

2.1 Employee shall be responsible for establishing the strategic direction of Employer and Employer's franchise system, establishing operating goals and corporate policies, overseeing Employer's operations, and hiring and discharging senior management.

2.2 Employee shall perform such other reasonable duties consistent with those of a senior corporate executive as directed from time to time by the Board of Directors.

3. Compensation.

3.1 Base Compensation. As base compensation for Employee's services to Employer during the Term, Employer shall pay Employee a salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per employment year (April 1 through March 31), payable in such manner as Employer pays its other executives.

3.2 Prepaid Bonus. Upon execution of this Agreement by both parties, Employer shall pay Employee a bonus of Thirty Thousand Dollars ($30,000) in lieu of an incentive bonus for fiscal year 2001.

3.3 Guaranteed Bonus. Employer shall pay Employee minimum guaranteed bonuses which shall be credited against the amount of the incentive bonuses, if any, to be paid as provided in Section 3.4 of this Agreement. In order to receive any given bonus, Employee must be in Employer's employ on the date specified. The guaranteed bonuses shall be as follows:

3.3.1 On June 30, 2002, Twenty-Five Thousand Dollars ($25,000) to be applied against the incentive bonus for fiscal year 2002.

3.3.2 On December 31, 2002, Twenty-Five Thousand Dollars ($25,000) to be applied against the incentive bonus for fiscal year 2002.

3.3.3 On June 30, 2003, Twenty-Five Thousand Dollars ($25,000) to be applied against the incentive bonus for fiscal year 2003)

3.4 Incentive Bonus. Employer shall pay Employee incentive bonuses as follows, provided Employee is in Employer's employ on the date the bonus is to be paid:

3.4.1 Bonus for Operating Results: The incentive bonus for operating results shall be based on the pre-tax profit of Employer. "Pre-tax profit" shall mean the profit, if any, reflected in the audited financial statements of Employer for a given fiscal year but shall exclude charges, approved by the Compensation Committee of Employer's Board of Directors (the "Compensation Committee"), associated with major changes in the strategy of Employer, including, but not limited to, reorganization charges and sale of Employer-owned stores. For Employee to receive the bonus, the pre-tax profit must be at least ninety percent (90%) of the "bonus floor" specified in this Section 3.4.1; Employer will pay an additional bonus of five percent of profits that exceed the bonus floor. For fiscal year 2002, the bonus floor is a pre-tax profit of Five Hundred Thousand Dollars ($500,000) and the bonus is Twenty-Five Thousand Dollars ($25,000). For fiscal year 2003, the bonus floor is One Million Five Hundred Thousand Dollars ($1,500,000) and the bonus is Seventy-Five Thousand Dollars ($75,000). There is no cap on the amount of bonus that Employee can earn.

3.4.2 Bonus for Improvement in System Sales Trends: The bonus for improvement in the System sales trends shall be based on the year-over-year comp store sales trends of the System, as reflected in the operating statements for Employer-owned stores and in the royalty reports for franchised stores. For Employee to receive the bonus, the sales trend must be equal to or better than the percentage specified. For fiscal year 2002, the year-over-year sales trend must be flat or better and the bonus is Twenty-Five Thousand Dollars ($25,000). For fiscal year 2003, the year-over-year sales trend must be positive three percent (3%) or better and the bonus is Fifty Thousand Dollars ($50,000).

3.4.3 Bonus for New Concept/Strategy Development: The Compensation Committee may, at its discretion, grant Employee additional bonuses for successful new concept/strategy development for Employer and the System.

The incentive bonus, if any, shall be paid no later than March 15 of each year for the preceding year.

3.5 Annual Review. By April 1 of each year during the Term, commencing April 1, 2002, the Compensation Committee will review the compensation of Employee for the subsequent employment year. The base compensation may be increased and the bonus program may be amended or eliminated; provided, however, that the bonus amounts set for fiscal years 2002 and 2003 shall be no lower than those specified in Sections 3.3 and 3.4.

3.6 Relocation Expenses. Employer shall reimburse Employee for his relocation expenses as set forth in Exhibit A attached to and made part of this Agreement.

3.7 Stock Options. The Compensation Committee has authorized the grant of stock options as of the first day of the Term, as follows: Employer shall grant Employee two options to purchase a total of eight hundred thousand (800,000) shares of Employer's voting common stock at an exercise price equal to the greater of twenty cents ($.20) per share or the fair market value on the date of grant. One option shall be an incentive stock option for four hundred thousand (400,000) shares under Employer's 1992 Performance and Equity Incentive Plan (the "Plan"). It shall vest as to fifty percent of the shares on July 1, 2001 or when Employee signs this Agreement, whichever is later ("the anniversary date"), and as to the other fifty percent on the anniversary date in 2002. The other option, for four hundred thousand (400,000) shares, shall be non-qualified and granted outside of the Plan. It shall vest as to fifty percent of the shares on the anniversary date in 2003 and as to the other fifty percent of the shares on the anniversary date in 2004. Each option shall expire five years after the date of grant. The incentive option shall also provide that, if there is a Change in Control (as defined in Section 10 of this Agreement) during the first twelve (12) months of the Term, the option vests as to the unexercised shares. The non-qualified option shall provide that, if there is a Change in Control of Employer after the first twelve (12) months of the Term, the option vests as to all shares.

4. Restrictive Covenants.

4.1 Duties. During the Term, Employee shall devote his best efforts and full time, subject to Section 5, to advance the business and welfare of Employer. Employee shall not take any action against the best interest of Employer and he shall pursue no other business interests during the term of this Agreement that conflict with his employment with the Employer.

4.2 Covenant Not to Compete. Employee acknowledges that Employer's activities are international in scope. Employee therefore covenants that, during the Term and, except as provided in this Agreement, for a period of two (2) years after the termination of Employee's employment with Employer, its successors, and/or assigns, or cessation of payment to Employee under this Agreement, whichever is later, Employee will not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which competes in a material manner with Employer within a three mile radius of any business location of Employer or any of its subsidiaries, affiliates, or franchisees. Employee's ownership of less than two percent (2%) of the outstanding voting stock of any publicly held corporation, or any other entity specifically authorized by the Board of Directors of Employer, shall not constitute a violation of this Section 4.

4.2.1 Notwithstanding the provisions of Section 4.2, if Employee's employment with Employer is terminated by Employer without cause or by Employee with good reason, then the post-termination period of the covenant against competition set forth in Section 4.2 shall apply for only one (1) year after termination of Employee's employment.. For purposes of this Section 4.2.1, the term "good reason" shall mean that:

(a) Employer has relocated its corporate headquarters more than one hundred (100) miles from Dayton, Ohio;

(b) Employer has directed Employee to take an unlawful action or omission that has a reasonable probability of exposing Employee and/or Employer to criminal liability and Employer has not rescinded its request within thirty (30) days after Employee gives Employer written notice of his unwillingness to take the action/omission and his reasons for such unwillingness;

(c) Without Employee's consent, Employer has substantially decreased Employee's responsibilities and/or has reduced Employee's base compensation (unless Employer has made similar reductions in the base compensation of Employer's other senior executives); and/or

(d) Employer fails to comply with any material provision of this Agreement and has not cured such failure within thirty (30) days after Employee has given written notice of such non-compliance to Employer.

4.3 Confidentiality. During the term of this Agreement and thereafter, Employee shall not at any time, other than for the benefit of the Employer: (i) divulge, furnish, disclose, or make accessible to any person, firm, or corporation, or use for his own purposes, any Confidential Information; (ii) make or cause to be made any copies, facsimiles, or other reproductions of any Confidential Information without Employer's express written consent; or (iii) remove any Confidential Information from Employer's premises or fail or refuse to surrender (notwithstanding the failure of Employer to make demands for such materials) the same to Employer immediately upon termination of Employee's employment with Employer or at any time upon Employer's request.

For purposes of this Agreement, the term "Confidential Information" shall mean (a) any information with respect to Employer's accounts, plans, business policies, software, know-how, trade secrets, customers, franchisees, prospects, mailing lists, suppliers, pricing policies or rates, marketing techniques, or any other information which may now or in the future be considered confidential or proprietary information of Employer and (b) manuals, files, records, software, memoranda, correspondence, drawings, designs, or other writings belonging to or in the possession of Employer or which may be produced by or come into Employer's possession in the course of Employee's employment with Employer. "Confidential Information" shall include all Confidential Information, regardless of the form in which it is communicated to, made available to, or accessed by Employee, whether verbal, in writing, in electronic format, on the Internet, on Employer's intranet/extranet, or otherwise.

4.4 Solicitation of Employer's Employees. For a period of two (2) years after the termination of Employee's employment with Employer, its successors, or assigns, or cessation of payment to Employee under this Agreement, whichever is later, Employee shall not (i) employ or attempt to employ directly or indirectly, personally or through any entity with which Employee may be associated (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee, or otherwise) any employee of Employer, its subsidiaries, and/or affiliates, or (ii) induce any employee of any franchisee of Employer to leave the employment of any franchisee.

4.5 Equitable Relief. The parties acknowledge and agree that a breach of this Section 4 cannot be compensated for by monetary damages and that any remedy at law is inadequate. Accordingly, Employee agrees that, in the event of a breach of any restrictive covenant set forth in this Agreement, Employer may seek and obtain a temporary restraining order, preliminary injunction, and permanent injunction restraining Employee from violating Section 4 of this Agreement, in addition to any other legal relief available to Employer. For the purposes of this provision, the parties confer jurisdiction upon the courts located in Montgomery County, Ohio, and agree on venue in Montgomery County, Ohio. Employee specifically consents to personal jurisdiction in such courts, regardless of where he may be domiciled or resident at the time any action is brought.

4.6 Reformation. If any provision of this Section 4 should be determined by the court of competent jurisdiction to be unenforceable by reason of its being for too great a period of time, for too large a geographic area, and/or for too great a range of activities, it shall be reformed to extend over only the maximum period of time, geographic area, and/or range of activities as to which it may be enforceable.

4.7 Effect of Termination. Termination or expiration of this Agreement for any reason shall not affect any obligations of Employee under this Section 4.

5. Vacation. Employee shall be entitled to vacation in accordance with Employer's policy, to be taken at such times as determined by Employee, subject to Employer's prior approval and to Employee's giving sufficient notice so that Employer's business may operate effectively in Employee's absence. Notwithstanding the foregoing, for any year during the Term that Employer's policy would provide for Employee to have three weeks of vacation, Employee shall be entitled to four weeks of vacation. Notwithstanding Employer policy, Employee shall be entitled to take vacation during the first year of the Term.

6. Health and Insurance Plan; Fringe Benefits. Employee, his wife, and his children shall be entitled to participate in all plans or agreements maintained by Employer relating to health insurance, subject to the terms and conditions of such plans in effect from time to time. Employee shall also be entitled to all other fringe benefits provided senior officers of Employer, including participation in Employer's 401(k) plan in accordance with Employer's policy; provided, however, that Employee's automobile allowance shall be determined as provided in Section 8 of this Agreement. In addition, Employer shall pay for the following:

6.1 Employer shall pay Employee's current COBRA coverage until Employee and his family are eligible for coverage under Employer's health insurance plan.

6.2 Employer shall pay for a physical examination for Employee, at a cost not to exceed $1,500 of expenses unreimbursed by Employer's health plan, once every twelve months during the Term.

7. Reimbursement for Expenses. Employer shall reimburse Employee for all reasonable expenses incurred on behalf of Employer in line with Employer policies.

8. Automobile. So long as Employee is employed by Employer, Employer shall furnish Employee an automobile allowance of $675 per month, subject to Employer's policy. Employer shall reimburse Employee for auto-related expenses in accordance with Employer's policy.

9. Notice. Any notice required by this Agreement shall be in writing and shall be delivered by certified mail, courier service, or in person to the parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Employer: Moto Photo, Inc.

4444 Lake Center Drive

Dayton, Ohio 45426

Attn: Corporate Counsel

Employee: Lawrence P. Destro

110 Rogers Way

Duxbury, MA 02332

Notices shall be deemed to have been received as follows: by personal delivery -- at the time of delivery; by delivery service -- on the next business day following the date on which the notice was given to the delivery service; and by certified mail -- three days after the date of mailing.

10. Change in Control. For the purposes of this Agreement, "Change in Control" means that:

10.1 In excess of forty-nine percent (49%) of Employer's outstanding shares of voting common stock has been acquired other than directly from Employer in exchange for cash or property by any person; or

10.2 There shall be a merger, consolidation, or other combination of Employer with one or more corporations as a result of which more than forty-nine percent (49%) of the voting stock of the merged, consolidated, or combined corporation is held by former stockholders of the corporations (other than Employer) which are parties to such merger, consolidation, or other combination; or

10.3 Three (3) or more persons meeting the following requirements are elected to the Board of Directors by the stockholders of Employer voting in person or by proxy and fill three (3) Board positions at the same time:

10.3.1 Such persons are not nominated as candidates by the Board of Directors of Employer in proxy statements forwarded to stockholders during any period which covers two consecutive annual stockholders meetings of Employer; and

10.3.2 Such persons so elected are nominated as candidates for the Board of Directors by anyone other than the Board of Directors of Employer or those acting on behalf of the Board.

For purposes of this Section 10, the term "person" shall have the same meaning as in Section 13 of the Securities Exchange Act of 1934, as amended, and the term "Employer" includes successors by merger or otherwise.

11. Termination. Employer may terminate Employee's employment under this Agreement, with or without cause, upon written notice to Employee.

11.1 Termination for Cause. If Employee's employment is terminated for cause or if Employee terminates his employment without good reason, Employee shall not be entitled to any severance and all benefits and compensation from Employer shall cease effective with the date of termination. For purposes of this Agreement, the term "cause" means any one or more of the following situations or occurrences:

11.1.1 Dishonesty, embezzlement, fraud, actions involving moral turpitude, or Employee's being convicted of a felony. For purposes of this Section 11.1.1, an action "involving moral turpitude" and/or a "felony" shall have occurred if it, in the sole reasonable judgment of the Board of Directors of Employer:

(a) impairs the financial operations of Employer;

(b) holds Employer out in a bad light to the public; and/or

(c) impedes Employee's ability to function as Chief Executive Officer of Employer, including by reason of his loss of reputation or his having lost the confidence of Employer's employees and/or franchisees.

11.1.2 Gross neglect of duty (following written notice from Employer and fifteen (15) days within which to cure) or gross insubordination by Employee, including the failure to abide by any reasonable and material instructions of Employer; provided, however, that it will not be reasonable if such instructions request or demand actions which would be inconsistent with the duties of a senior corporate executive. In the second instance of gross neglect of duty, Employer shall have no obligation to give Employee written notice and opportunity to cure but may terminate Employee's employment immediately.

11.1.3 Material breach of the provisions of Section 4 of this Agreement.

11.2 Challenge to Termination. Should Employee dispute that his discharge was for cause or that he terminated his employment without good reason, Employee must submit his claim to arbitration in accordance with Section 14 of this Agreement within sixty (60) days after termination of his employment. If the arbitrators determine that the discharge was for cause, or if Employee does not request arbitration within sixty (60) days after the termination of Employee's employment, Employer shall have no liability whatsoever under this Agreement from and after the date of termination.

11.3 Termination Without Cause. If the termination of Employee is without cause or if Employee terminates his employment with good reason, Employer shall be responsible for payment of base compensation as provided in Section 3.1 of this Agreement (at the rate effective upon the date of termination), for the remainder of the Term. In addition, so long as Employer is paying base compensation pursuant to this Section 1.3, Employer shall continue to provide the fringe benefits which Employee was receiving before his termination, including use of suitable office space at Employer's headquarters, secretarial support, and an automobile allowance; provided, however, that Employee shall be responsible for auto-related expenses. Payment of the base compensation amounts shall be made on Employer's pay dates for employees at its corporate headquarters. Payment of compensation and provision of fringe benefits shall be subject to mitigation as provided in Section 13 of this Agreement and to the terms of any applicable health and/or insurance plans of Employer. Employee shall not be entitled to contribute to Employer's 401(k) plan after termination of his employment.

11.4 Termination Upon or Following Change in Control. If this Agreement is terminated without cause upon or following a Change in Control, Employer shall pay Employee the amounts payable (including fringe benefits) under the provisions of Section 11.3 of this Agreement, subject to the provisions of Section 13 of this Agreement; provided, however, that if the Change in Control results from a merger or other consolidation and the survivor corporation terminates this Agreement within one (1) year following the completion of the merger or consolidation, the first One Hundred Fifty Thousand Dollars ($150,000) of the base compensation amounts payable pursuant to Section 11.3 shall not be subject to mitigation.

11.5 Voluntary Termination. Should Employee voluntarily terminate his employment with Employer without good reason, all obligations of Employer shall be extinguished as of the date of termination of employment, but Employee shall remain subject to all of his covenants in Section 4.

12. Death or Disability. If Employee dies during the Term, this Agreement shall terminate as if Employee had voluntarily terminated his employment; provided, however, that, for the balance of the Term (calculated as of the day before Employee's death) or for six (6) months following Employee's death, whichever is longer, Employer shall pay Employee's spouse or his estate, as applicable, Employee's then-current base compensation as provided in Section 3.1 of this Agreement and the benefits contemplated by Sections 6 and 8 of this Agreement. For purposes of Exhibit A to this Agreement, Employee's death shall not constitute a "voluntary termination."

If Employee is disabled and cannot perform his duties under this Agreement, he will receive base compensation for the first six (6) months of continuous disability at the rate in effect at the time the disability began. After six (6) months of continuous disability, Employee will receive seventy percent (70%) of the compensation he was receiving at the time the disability began until the earlier of death, Employee's no longer being disabled, or the end of the Term. Any amounts owed under this provision will be reduced by amounts paid to Employee under Employer's long term disability insurance program.

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13. Mitigation. In the event of termination of this Agreement, Employee shall use his best efforts to mitigate his damages, if any, by seeking suitable employment for which he is qualified. Except as otherwise provided in this Agreement, any payments due Employee under Section 11 of this Agreement will be reduced by any salary, consulting fees or other income (with the exception of investment income) and by any fringe benefits received by Employee from a third party during the applicable period. For purposes of this Section 13, "suitable employment" shall mean employment as a senior executive.

14. Arbitration. In the event of any controversy or claim arising out of or relating to this Agreement, including statutory claims arising under state or federal laws (the "Claim"), the parties shall submit the matter to non-binding mediation before a mediator to whom both parties have agreed. If the parties fail to reach a mutually acceptable solution at mediation, then, except, at Employer's option, as provided in Section 4.6 of this Agreement, the Claim shall be settled by arbitration in Dayton, Ohio in accordance with the Commercial Rules of Arbitration of the American Arbitration Association and shall not be litigated in court. The arbitrator shall be chosen by Employee by drawing a name from a group of names prepared from a list of the members of the National Academy of Arbitrators residing within one hundred (100) miles of Dayton, Ohio; provided, however, that Employee not know or have had any previous contact or relationship with the arbitrator. The decision of the arbitrator shall be final and binding upon all parties to this Agreement and their successors and assigns. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The expenses of mediation and arbitration shall be borne equally by the parties.

15. Governing Law. This Agreement takes effect upon its execution by Employer in Ohio. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio governing agreements to be performed wholly within Ohio and without reference to Ohio's conflict of laws provisions.

16. Assignability. This Agreement is personal to Employee, who shall have no right to assign it. The terms of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Employer, its successors, and assigns.

17. Waiver. The waiver by either party of any breach of any provision of this Agreement shall not be construed as or constitute a continuing waiver of breach of that provision or a waiver of any breach of any other provision of this Agreement.

18. Severability. Except as expressly provided to the contrary in this Agreement, each portion, section, part, term, and/or provision of this Agreement shall be considered severable. If, for any reason, any section, part, term, and/or provision in this Agreement is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such invalidity shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible. The latter shall continue to be given full force and effect and bind the parties to this Agreement, and the invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.

19. Complete Agreement; Modification. This Agreement and the Exhibit(s) to it, if any, constitute the entire, full, and complete agreement between Employer and Employee concerning the subject matter of this Agreement and supersede all prior agreements, whether written or oral. This Agreement supersedes all prior agreements, written or oral, is intended as a complete and exclusive statement of the terms of the Agreement between parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties. The parties agree that, for purposes of execution of this Agreement, signatures transmitted by facsimile transmission shall be as binding as original signatures.

20. Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

21. Multiple Copies. This Agreement may be executed in multiple copies, each of which shall be deemed an original, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

WITNESSES:

EMPLOYEE:

By /s/

Lawrence P. Destro, an individual

MOTO PHOTO, INC.

By /s/

Michael F. Adler

Authorized Signer and

Chairman of the Board of Directors

EXHIBIT A

Relocation Expenses(1)

Maximum Expense

Expense Reimbursable

1. Moving Expenses $17,000

(Employee shall obtain three (3)

quotes from moving companies)

2. Interim Housing 10,000

(Not to exceed ninety (90) days)(2)

3. Three (3) house-hunting trips(2) 5,000

4. Trip home 2,000

(Every other weekend for ninety (90) days)(2)

5. Driving family vehicles to Dayton 2,000

6. Realtor Fees on sale of residence 55,000

(Employee shall negotiate a fee of

five percent (5%) or less) (3)

7. Closing costs on homes in Duxbury and Dayton 4,000

8. Miscellaneous relocation expenses 2,000

Total $97,000 maximum

____________________

Note (1): Employer will not gross-up for taxes. Employee shall be responsible for all taxes due on reimbursement for relocation expenses.

Note (2): Employee may take the reimbursement otherwise payable under Items 3 and 4 and apply it instead to interim housing expenses, if applicable.

Note (3): Reimbursement for realtor fees is subject to repayment by Employee as follows: if Employee voluntarily terminates his employment with Employer on or before December 31, 2001, Employee shall repay the full amount of the reimbursement for realtor fees. If Employee voluntarily terminates his employment with Employer after December 31, 2001 but on or before December 31, 2002, Employee shall pay Employer a prorated portion of the reimbursement. The pro-ration shall be calculated on a monthly basis as of the end of each calendar month. For example, if Employee voluntarily terminates his employment on March 15, 2002, he would repay ten-twelfths, or eighty-three percent (83%) of the reimbursement; and if Employee voluntarily terminates his employment on November 29, 2002, he would repay two-twelfths or sixteen and sixty-six hundredths percent (16.66%) of the reimbursement.